Exhibit 10.15

Steve Barker

6598 Gaines Ferry Road

Flowery Branch, Georgia  30542

Steve,

As I’m sure you’re aware, in order to resign for Good Reason, you must give 30 days’ advance written notice to the Company and must allow the Company 30 days after receiving that notice to cure.  This procedure is intended to give the Company both adequate time to discuss potential disputes and, assuming a resolution cannot be reached, adequate time to provide for an orderly transition of responsibilities.  Your abrupt resignation on Sunday over the phone to me did not comply with this required procedure and, by taking it upon yourself to notify your direct reports without further discussion, you have already created the type of internal disruption that the Good Reason notice clause is intended to avoid.  Your after-the-fact offer to continue to work for an additional 30 days is insufficient under the Good Reason notice provisions of your contract, and cannot reverse the damage that has already been done.  Accordingly, please be advised that the Company intends to treat your termination of employment as a resignation without Good Reason.

However, in view of your length of service to GMS over the years and your many contributions to the Company during your tenure here, we would propose the following:

•                  We will pay you separation payments for a period of eighteen months based on your salary for the fiscal year ending April 30, 2015 which was $327,600.  These payments will be processed in the normal course of payroll processing at the Company and all customary taxes and withholdings will be deducted from each payment.

•                  We will pay you the bonus for the fiscal year ending April 30, 2015 upon the closing and audit of the accounting records for the year as is customary with past practice.  The estimated amount of this distribution will be $2,143,485 but is subject to final audit adjustments and calculation and will be subject to all customary taxes and withholdings.

•                  We will provide you with fully paid continued medical and dental insurance coverage for 18 months or until you become covered under a health plan offered by another employer.

•                  We will transfer title to your company vehicle over to you should you wish to retain the vehicle, subject to payment of necessary fees and permits.  You will be responsible for payment of any associated income taxes.

•                  We will purchase the 30,000 shares issued to you in GYP Holdings I based on the recent valuation by Duff and Phelps.  The total purchase price for this stock transaction will be $150 per share for a total of $4,500,000 and will be payable in cash.

•                  You will have the right to exercise the vested portion of your stock options in GYP Holdings I within the prescribed period of time set out in the option agreement.

All of the separation provisions outlined in this letter are subject to your execution of the attached Release of Claims which is similar in form to the release exhibit in your original employment agreement dated April 1, 2014.   Additionally, regardless of whether you decide to accept the proposal above, I want to remind you that you will remain subject to the confidentiality, non-competition, non-solicitation and other requirements of Section 4 of your original employment agreement and to the non-disparagement provision in Section 6 of that agreement.

Steve, despite the abrupt and unexpected nature of your exit from the company, it is my sincere hope that we can conclude this matter as quickly and amicably as possible.  If your attorney wishes to discuss the terms of our offer with counsel, please ask them to contact Jeff Ross at Fried Frank.  His email address is Jeffrey.Ross@friedfrank.com and phone number is 212-859-8678.  I will forward an original of this letter to your home address in addition to this email.

We look forward to hearing from you.

/s/ G. Michael Callahan, Jr.
G. Michael Callahan, Jr.

President and CEO

Accepted and agreed:

/s/ Stephen K. Barker

Stephen K. Barker

2

YOU SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE OF CLAIMS.

Release of Claims

1.                                      In consideration of the payments to be made under the attached letter agreement dated May 11, 2015 (the “Letter Agreement”), to which Stephen K. Barker (the “Executive”) and Gypsum Management and Supply, Inc., a Georgia corporation (the “Company”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”) are parties, the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge Holdings (as defined in the Employment Agreement), the Company and each of its and their subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Letter Agreement, the Executive’s employment agreement dated April 1, 2014 (the “Employment Agreement”), the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

(A)                                     rights of the Executive arising under, or preserved by, this Release;

(B)                                     the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

(C)                                     claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;

(D)                                     rights to indemnification the Executive has or may have under the by-laws or certificate of incorporation of any member of the Company

Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force;

(E)                                      any matters intended to survive the termination of employment and the execution of this Release as set forth in the Employment Agreement, including, without limitation, Sections 3, 6 and 8, the terms and conditions of which are incorporated herein by reference; and

(F)                                       rights granted to Executive during his employment related to the purchase of equity of Holdings (as defined in the Employment Agreement).

2.                                      The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3.                                      This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4.                                      The Executive specifically acknowledges that his acceptance of the terms of this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5.                                      The Executive acknowledges that he has been given a period of 21 days to consider whether to execute this Release.  If the Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven days following (and not including) the date of execution, revoke this Release.  If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed.  If such a revocation occurs, the Executive shall irrevocably forfeit any right to the payments and benefits referenced in the Letter Agreement, but the remainder of provisions of the Employment Agreement intended to survive its termination (including, without limitation, sections 4 and 6 thereof) shall continue in full force.

6.                                      The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

7.                                      The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.

8.                                      The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.

9.                                      The Executive acknowledges that the payments and benefits referenced in the Letter Agreement that he is receiving in connection with this Release and his obligations under this Release are in addition to anything of value to which the Executive is entitled from the Company.

10.                               Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect.  If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

11.                               The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

12.                               This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  Signatures delivered by facsimile shall be deemed effective for all purposes.

13.                               This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

14.                                Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of Georgia without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, this Release has been signed by or on behalf of each of the Parties, all as of May 11, 2015.

GYPSUM MANAGEMENT AND SUPPLY, INC.

/s/ G. Michael Callahan, Jr.

By: G. Michael Callahan, Jr.

Title: President

EXECUTIVE

/s/ Stephen K. Barker

Stephen K. Barker